Exhibit 10.3

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EID Number: _________

2006 Stock Incentive Plan
of Honeywell International Inc. and its Affiliates

AWARD AGREEMENT

          AWARD AGREEMENT made in Morris Township, New Jersey, as of the [DAY] day of [MONTH, YEAR] between Honeywell International Inc. (the “Company”) and [EMPLOYEE NAME] (the “Employee”).

1.	Grant of Option. The Company has granted you an Option to purchase [NUMBER] Shares of Common Stock, subject to the provisions of this Agreement. This Option is a nonqualified Option.

2.	Exercise Price. The purchase price of the Shares covered by the Option will be [DOLLAR AMOUNT] per Share.

3.

Vesting. Except in the event of your Full Retirement, death or Disability or a Change in Control, the Option will become exercisable in cumulative installments as follows: [VESTING PROVISIONS THAT PROVIDE VESTING OVER A PERIOD OF NOT LESS THAN THREE YEARS FROM THE GRANT DATE EXCEPT FOR OPTIONS GRANTED AS PERFORMANCE AWARDS].

4.

Term of Option. The Option must be exercised prior to the close of the New York Stock Exchange (“NYSE”) on [DATE], subject to earlier termination or cancellation as provided below. If the NYSE is not open for business on the expiration date specified, the Option will expire at the close of the NYSE’s next business day.

5.

Payment of Exercise Price. You may pay the Exercise Price by cash, certified check, bank draft, wire transfer, postal or express money order, or any other alternative method specified in the Plan and expressly approved by the Committee. Notwithstanding the foregoing, you may not tender any form of payment that the Committee determines, in its sole and absolute discretion, could violate any law or regulation.

6.

Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by contacting the Honeywell Stock Option Service Center, managed by Smith Barney, by telephone at 1-888-723-3391 or 1-212-615-7876, or on the internet at www.benefitaccess.com. If the Option is exercised after your death, the Company will deliver Shares only after the Committee has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.

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7.	Termination, Retirement, Disability or Death. The Option will vest and remain exercisable as follows:

Event	Vesting	Exercise

Death	Immediate vesting as of death.	Expires earlier of (i) original expiration date, or (ii) 3 years after death.

Disability	Immediate vesting as of incurrence of Disability.	Expires earlier of (i) original expiration date, or (ii) 3 years after Disability.

Full Retirement (Voluntary Termination of Employment on or after age 60 and 10 Years of Service)	Immediate vesting as of Full Retirement.

Expires earlier of (i) original expiration date, or (ii) 3 years after retirement. If you die prior to end of this 3-year period, expires earlier of (i) original expiration date, or (ii) 1 year after death.

Early Retirement (Termination of Employment because of retirement from active employment on or after age 55 and 10 Years of Service)	Unvested Awards forfeited as of Early Retirement.

Expires earlier of (i) original expiration date, or (ii) 3 years after retirement. If you die prior to end of this 3-year period, expires earlier of (i) original expiration date, or (ii) 1 year after death.

Voluntary termination	Unvested Awards forfeited as of Termination of Employment.

Expires earlier of (i) original expiration date, or (ii) 30 days after termination. If you die prior to end of this 30-day period, expires earlier of (i) original expiration date, or (ii) 1 year after death.

Involuntary termination not for Cause	Unvested Awards forfeited as of Termination of Employment.

Expires earlier of (i) original expiration date, or (ii) 1 year after termination. If you die prior to end of this 1-year period, expires earlier of (i) original expiration date, or (ii) 1 year after death.

Involuntary termination for Cause	Unvested Awards forfeited as of Termination of Employment.	Vested Awards immediately cancelled.

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For purposes of this Agreement, if your employment is terminated under circumstances that entitle you to severance benefits under a severance plan of the Company or an Affiliate in which you participate, “Termination of Employment” refers to the date immediately prior to the date severance benefits become payable under the terms of the severance plan. If your employment is terminated under any other circumstances and you are not entitled to severance benefits under a severance plan of the Company or an Affiliate, “Termination of Employment” refers to the last day you actively perform services for the Company and its Affiliates.

8.	Change in Control. In the event of a Change in Control, any portion of the Option that has not vested as of the date of Change in Control will immediately become exercisable in full.

9.

Withholdings. The Company will have the right, prior to the issuance or delivery of any Shares in connection with the exercise of the Option, to withhold or demand from you the amount necessary to satisfy applicable tax requirements, as determined by the Committee.

10.

Transfer of Option. You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan.

11.	Forfeiture of Award.

(a)

By accepting the Award, you expressly agree and acknowledge that the forfeiture provisions of subparagraph (b) will apply if, from the date of the grant of the Option until the date that is twenty-four (24) months after your Termination of Employment for any reason, you enter into an employment or consultation agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which the Company or any Affiliate is engaged if the business is competitive (in the sole judgment of the Committee) with the Company or an Affiliate and the Committee has not approved the agreement or arrangement in writing.

(b)

If the Committee determines, in its sole judgment, that you have engaged in an act that violates subparagraph (a) prior to the 24-month anniversary of your Termination of Employment, any Option that you have not exercised (whether vested or unvested) will immediately be rescinded, and you will forfeit any rights you have with respect to these Options as of the date of the Committee’s determination. In addition, you hereby agree and promise immediately to deliver to the Company, Shares equal in value to the amount of any profit you realized upon an exercise of the Option during the period beginning six (6) months prior to your Termination of Employment and ending on the date of the Committee’s determination.

12.

Adjustments. In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off,

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reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee may, in its sole discretion, adjust the number and kind of Shares covered by the Option, the Exercise Price and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Option. Any such determinations and adjustments made by the Committee will be binding on all persons.

13.

Restrictions on Exercise. Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (a) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

14.

Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under U.S. federal securities laws in respect of trading in the Company’s securities, and you agree not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material nonpublic information with respect to the Company or when using the program would otherwise result in a violation of securities law. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realize on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

15.

Plan Terms Govern. The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control unless otherwise stated in this Agreement. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Agreement.

16.

Acceptance of Award. By accepting the Award, you agree to be bound by the terms and conditions of this Agreement and acknowledge that the Award is granted at the sole discretion of the Company and is not considered part of any contract of employment with the Company or of your normal or expected compensation or benefits package for purposes of any benefit plan of the Company (except as otherwise expressly provided in a written agreement you have entered into with the Company).

17.	Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the

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right of the Company or any Affiliate to terminate your employment at any time. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of the Option. You have no rights as a shareowner of the Company pursuant to the Option until Shares are actually delivered you.

18.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

19.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the facsimile signature of its Chairman of the Board and Chief Executive Officer as of the day and year first above written. By consenting to this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement; the Plan; all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments or negotiations concerning the Option are replaced and superseded. You will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan unless you contact Honeywell International Inc., Executive Compensation/AB-1D, 101 Columbia Road, Morristown, NJ 07962 in writing within thirty (30) days of the date of this Agreement.

Honeywell International Inc.

Name:
Title: